EXHIBIT 12

HERSHEY FOODS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For the Years Ended December 31, 2004, 2003, 2002, 2001,and 2000
(in thousands of dollars except for ratios)
(Unaudited)

	2004	2003		2002		2001		2000
Earnings:

Income from continuing operations before income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . .	$835,644	$732,827	(a)	$637,565	(b)	$343,541	(c)	$546,639

Add (Deduct):

Interest on indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	67,919	65,265		64,398		71,470		80,956

Portion of rents representative of the interest factor (d). . . . . . . . . .	9,711	12,742		15,467		15,451		13,585

Amortization of debt expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	446	446		457		464		489

Amortization of capitalized interest. . . . . . . . . . . . . . . . . . . . . . . . .	3,544	3,880		4,018		4,228		325

Earnings as adjusted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$917,264	$815,160		$721,905		$435,154		$641,994

Fixed Charges:

Interest on indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 67,919	$ 65,265		$ 64,398		$ 71,470		$ 80,956

Portion of rents representative of the interest factor (d). . . . . . . . . . . .	9,711	12,742		15,467		15,451		13,585

Amortization of debt expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	446	446		457		464		489

Capitalized interest. . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2,597	1,953		1,144		1,498		145

Total fixed charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 80,673	$ 80,406		$ 81,466		$ 88,883		$ 95,175

Ratio of earnings to fixed charges. . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . .	11.37	10.14		8.86		4.90		6.75

NOTES:

(a)	Includes total charges for business realignment initiatives of $25.5 million and a gain on sale of business of $8.3 million.

(b)	Includes total charges for business realignment initiatives of $34.0 million before tax and costs related to the potential sale of the Company of $17.2 million before tax.

(c)	Includes total charges for business realignment initiatives of $278.4 million before tax.

(d)	Portion of rents representative of the interest factor consists of all rental expense pertaining to off-balance sheet operating lease arrangements and one-third of rental expense for other operating leases.